                                                                    EXHIBIT 10.6




                           AGREEMENT AND PLAN OF MERGER

         This Agreement and Plan of Merger ("Agreement") is entered into as of March 6, 1998, by and among Packaged Ice, Inc., a Texas corporation ("Parent"), Packaged Ice Southeast, Inc., a Texas corporation and a wholly-owned subsidiary of Parent ("Surviving Corporation"), J.P. Albert Ice Co., a Florida corporation ("Company"), and James P. Albert, who owns all of the outstanding shares of capital stock of the Company ("Shareholder").

                             PRELIMINARY STATEMENTS

         The respective Boards of Directors of Parent, the Surviving Corporation and the Company have each approved the merger of the Company with and into the Surviving Corporation, upon the terms and subject to the conditions set forth herein.

         NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, the parties hereto covenant and agree as follows:

                               I.     DEFINITIONS

         Unless the context otherwise requires, the terms defined in this
Article I shall have the meanings herein specified for all purposes of this Agreement, applicable to both the singular and the plural forms of any of the terms herein defined.

         "Acquisition Price" shall have the meaning set forth in Section 2.7(d) of this Agreement.

         "Assets" shall mean all of Company's properties and assets, real, personal, tangible and intangible which shall include, but not be limited to, those items described more fully in Exhibit A attached hereto.

         "Business" shall mean all of the operations of Company including the production, storage, distribution and sale of packaged ice products and other items.

         "Capital Leases" shall mean those leases covering certain capital equipment used in the Business which are used in the direct manufacturing, distribution and sale of packaged ice products which shall include, but not be limited to, those items more fully described in Exhibit B, attached hereto.
The equipment covered by the Capital Leases shall be free and clear of the Capital Leases, liens, claims and other Encumbrances at the Closing. Shareholder hereby agrees to ensure that title to the assets that are subject to Capital Leases shall be conveyed to the Surviving Corporation as a result of this Agreement.

         "Closing Date" shall mean the date on which this Agreement is consummated.

         "Contracts" shall have the meaning set forth in Section 3.15 of this Agreement.

         "Damages" shall have the meaning set forth in Section 9.1 of this Agreement.

         "Encumbrance" shall mean any mortgage, lien, encumbrance, security interest, charge, pledge, conditional sale agreement, or adverse claim or restriction on transfer of any nature whatsoever other than those held by Parent or the Surviving Corporation or granted by the Company at the Parent or Surviving Corporation's request.

         "Escrow Agreement" shall have the meaning set forth in Section 5.10 of this Agreement.

         "Escrow Agent" shall mean Gulf Coast National Bank, P.O. Box 413040, 3838 Tamiami Trail North, Naples, Florida 34103.

         "Financial Statements" shall have the meaning set forth in Section 3.3 of this Agreement.

         "Financing Statements"  shall have the meaning as set forth in Section
5.11 of this Agreement.

         "GAAP" shall mean generally accepted accounting principles, consistently applied.

         "Indemnified Party" shall have the meaning set forth in Section 9.3 of this Agreement.

         "Intangible Assets" shall mean all patents, trademarks, trademark licenses, trade names, brand names, slogans, copyrights, reprint rights, franchises, licenses, authorizations, inventions, processes, know-how, formulas, trade secrets and other intangible assets (together with all pending applications, continuations-in-part and extensions for any of the above).

         "Investment Letter" shall have the meaning set forth in Section 5.9 of this Agreement.

         "Merger" shall have the meaning set forth in Section 2.1 of this Agreement.

         "Personal Property" shall have the meaning set forth in Section 3.14 of this Agreement.

         "Real Property" shall have the meaning set forth in Section 3.13 of this Agreement.

         "Shareholder's Disclosure Memorandum" shall mean that schedule attached hereto and incorporated herein by reference that lists and describes all disclosures by

Shareholder and Company concerning the Assets and the Business which are the subject of this Agreement.

         "Shares" or "Shares" shall have the meaning set forth in Section 2.7.

         "Taxes" shall have the meaning set forth in Section 11.1 hereof.

                               II.     THE MERGER

         2.1 The Merger. Upon the terms and subject to the conditions hereof, and in accordance with the corporation laws of Texas and Florida, the Company shall be merged ("Merger") with and into the Surviving Corporation, and the Surviving Corporation shall be the surviving corporation and as such shall continue to be governed by the laws of the State of Texas. For federal income tax purposes, it is intended that the Merger shall qualify as a reorganization pursuant to Section 368(a)(1)(A) and (a)(2)(D) of the Internal Revenue Code ("Code").

         2.2 Continuing Corporate Existence. Except as may otherwise be set forth herein, the corporate existence and identity of the Surviving Corporation, with all its purposes, powers, franchises, privileges, rights and immunities, shall continue unaffected and unimpaired by the Merger. The corporate existence and identity of the Company, with all its purposes, powers, franchises, privileges, rights and immunities, at the Effective Date shall be merged with and into that of the Surviving Corporation, and the Surviving Corporation shall be vested fully therewith and the separate corporate existence and identity of the Company shall cease except to the extent continued by statute.

         2.3 Effective Date. The Merger shall become effective upon the occurrence of the issuance of certificates of merger ("Effective Date") by the Secretary of State of the State of Texas and the Secretary of State of Florida upon filing on the Closing Date of articles of merger with the Secretary of the State of Texas pursuant to Article 5.04 of the Texas Business Corporation Act ("TBCA") and the Secretary of State of Florida pursuant to applicable Florida law.

         2.4 Articles of Incorporation and Bylaws. The Articles of Incorporation and Bylaws of the Surviving Corporation as in effect on the Effective Date shall be the Articles of Incorporation and Bylaws of the Surviving Corporation following the Merger.

         2.5 Directors. The members of the Board of Directors of the Surviving Corporation at the Effective Date shall be the directors of the Surviving Corporation immediately following the Merger.

         2.6 Officers. The officers of the Surviving Corporation at the Effective Date shall be the officers of the Surviving Corporation immediately following the Merger.

         2.7     Conversion of Shares.

                 (a) Each share of the Company's $1 par value common stock ("Share") which is issued and outstanding immediately prior to the Effective Date shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted automatically into the right to receive the Share Price (as hereinafter defined) which shall be payable, without interest thereon, upon the surrender of the certificates formerly representing each such Share, in accordance with
         Section 2.7(g).

                 (b) Each Share shall, by virtue of the Merger and without any action on the part of the holder, be canceled and retired and cease to exist.

                 (c) The "Share Price" for each Share will be (x)/(y) where (x) is the Acquisition Price (as defined in Section 2.7(d)) and
         (y) is the total number of outstanding Shares.

                 (d) The acquisition price ("Acquisition Price") shall be $2,334,000 less the adjustments set forth in Section 2.11. These adjustments will be made to the $1,143,655 cash portion of the Acquisition (after adjustment, the "Cash Amount"). The remaining portion of the Acquisition Price will consist of 91,565 shares of Parent's common stock, par value $.01 per share ("Parent's Stock") valued at $13 per share (rounded up to the nearest $13) and issued directly to the Shareholder ("Stock Amount").

                 (e) Each share of the Company's common stock held in the treasury of the Company immediately prior to the Effective Date shall, by virtue of the Merger and without any action on the part of the holder thereof, be canceled and retired and cease to exist.

                 (f) All of the Parent's Stock, when delivered pursuant to the provisions of this Agreement, shall be validly issued, fully paid and nonassessable.

                 (g) At Closing, Parent will pay to Shareholder the Acquisition Price less $114,372 of the Cash Amount and 9,156 shares of Parent's common stock of the Stock Amount ("Escrow Amount") which will be placed in escrow with the Escrow Agent for a period of twelve
         (12) months in accordance with the Escrow Agreement attached hereto as
         Exhibit 5.10. At Closing the holders of certificates representing Shares shall thereupon cease to have any rights with respect to such Shares and shall surrender certificates representing the Shares to Parent whereupon such holders shall receive the Share Price for each Share surrendered.

                 (h) The stock transfer books of the Company shall be closed as of the close of business on the Effective Date, and no transfer of record of any of the Shares shall take place thereafter.

                 (i) No fractional shares of Parent Stock and no certificates or scrip therefor shall be issued.

                 (j) At the Closing, the Shareholder will be paid the Stock Amount and the Cash Amount less the Escrow Amount. The remaining amount of the Acquisition Price comprising the Escrow Amount will be paid to Shareholder at the termination of the Escrow Agreement.

         2.8     Filing of Articles of Merger.   Upon the terms and subject to
the conditions hereof, as soon as practicable following the satisfaction or waiver of the conditions set forth in Article VII hereof, the Company and the Surviving Corporation shall execute and file a certificate of merger in the manner required by the TBCA and the parties hereto shall take all such other and further actions as may be required by law to make the Merger effective. Prior to the filings referred to in this Section, the foregoing will be confirmed at the Closing.

         2.9 Rights and Liabilities of the Surviving Corporation. As of the Effective Date, the Surviving Corporation shall have the following rights and obligations, pursuant to Article 5.06 of the TBCA:

                 (a) All rights, title and interests to all real estate and other property owned by the Company and the Surviving Corporation shall be allocated to and vested in the Surviving Corporation without reservation or impairment, without further act or deed, and without any transfer or assignment having occurred, but subject to any existing liens or other encumbrances thereon.

                 (b) All liabilities and obligations of the Company and the Surviving Corporation shall be allocated to the Surviving Corporation, and the Surviving Corporation shall be the primary obligor therefor and, except as otherwise provided by law or contract, no other party to the merger, other than the Surviving Corporation, shall be liable thereon.

                 (c) A proceeding pending by or against the Company may be continued as if the Merger did not occur, or the Surviving Corporation to which the liability, obligation, asset or right associated with such proceeding is allocated to and vested in may be substituted in the proceeding.

                 (d) The Surviving Corporation shall have all the rights, privileges, immunities and powers and shall be subject to all the duties and liabilities of a corporation organized under the laws of the State of Texas.

         2.10 Proration. The parties shall prorate at the Closing the current year's ad valorem taxes and prepaid expenses, based on the latest available statements from taxing authorities, whether for the current tax year or the preceding tax year. The Shareholder's pro rata share of such taxes shall be the portion attributable to the period through the day preceding the Effective Date, prorated by days, ("Prorated Amount"). The Prorated Amount shall be adjustments to the cash portion of the Acquisition Price and shall be payable in the manner set forth below:

                 (a) If a prorated amount is payable by Parent or the Surviving Corporation and determinable at the Closing, it shall be added to the amount payable by Parent or the Surviving Corporation at the Closing.

                 (b) If a prorated amount is payable by Parent or the Surviving Corporation and not determinable at the Closing, it shall be billed by Shareholder when determinable and promptly paid by Parent or the Surviving Corporation to Shareholder.

                 (c) If a prorated amount is payable by Shareholder and determinable at the Closing, it shall be deducted from the amount otherwise payable by Parent or the Surviving Corporation at the Closing.

                 (d) If a prorated amount is payable by Shareholder and not determinable at the Closing, it shall be billed by Parent or the Surviving Corporation when determinable and promptly paid by Shareholder to Parent.

         2.11 Adjustment to Acquisition Price. The Cash Amount shall be reduced by the sum of the following ("Adjustment Amount"):

                 (a) the payoff amounts as at February 28, 1998 of all current and long term debt (excluding trade accounts payable and accrued expenses) and current and long term Capital Leases (including any unpaid interest and prepayment penalties);


                 (b) intercompany and affiliated accounts and notes payable as of February 28, 1998;

                 (c) the Prorated Amount (defined in Section 2.10), if determinable at the Closing;

                 (d) if the sum of trade accounts payable as of February 28, 1998 and accrued expenses as of February 28, 1998 exceeds current assets, an amount equal to such difference. Consequently, if the amount of current assets exceeds the sum of trade accounts payable, then the Acquisition Price shall be increased by such amount;

                 (e) any amounts advanced to the Company and the Shareholder for the purposes of financing the Company's acquisition of certain of the assets of Matanzas Ice Corp., d/b/a Tropic Ice, of Ft. Myers, Florida, as contemplated by the letter of intent dated January 29, 1998 by and between Parent, the Company and the Shareholder.

         The Adjustment Amount will be estimated by the parties based on an estimated balance sheet as of February 28, 1998 to be prepared by the Company and delivered to the parties at least one business day prior to the Closing Date for purposes of determining the Cash Amount to be paid at Closing ("Estimated Adjustment Amount"). The Adjusted Amount will be finally determined after the Closing based on a balance sheet ("Closing Balance Sheet") of the Company as of February 28, 1998. If the actual Adjustment Amount is greater than the Estimated Adjustment Amount, the Shareholder shall promptly pay the difference to Parent. If the actual Adjustment Amount is less than the Estimated Adjustment Amount, Parent shall promptly pay the difference to the Shareholder, and Surviving Corporation shall be permitted to make a claim against the Escrow Amount for any such amounts. All adjustments that reflect a decrease in the Acquisition Price shall be paid from the Cash Amount. All adjustments that reflect an increase in the Acquisition Price shall be paid in the same ratio of Parent Stock to Cash as the Acquisition Price. The Closing Balance Sheet and its accompanying information relating to income and cash flow, dated as of February 28, 1998, shall be provided to Parent and Surviving Corporation no later than 30 days after the Closing Date.


                   III.     REPRESENTATIONS AND WARRANTIES OF
                          THE COMPANY AND SHAREHOLDER

         The Company and the Shareholder, jointly and severally, represent and warrant to Parent and the Surviving Corporation as follows:

         3.1 Organization. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida and is in good standing and is duly qualified to do business in any foreign jurisdiction in which it is currently conducting business operations. The Company has full corporate power and authority to own or use the properties and assets that it purports to own or use, and to perform all of its obligations hereunder. All outstanding shares of stock of the Company are validly issued, fully paid, nonassessable and owned, both beneficially and of record, solely by Shareholder. Other than this Agreement, there is no subscription, option, warrant, call, right, agreement or commitment relating to the issuance, sale, delivery, repurchase or transfer by Shareholder or the Company (including any right of conversion or exchange under any outstanding security or other instrument) of any of its capital stock or other securities. There are no voting trusts, proxies or any other agreements or understandings with respect to the voting of the Shares.

         3.2 Execution, Delivery and Performance of Agreement. This Agreement has been duly executed and delivered by the Company and Shareholder and constitutes the legal, valid and binding obligation of the Company and Shareholder, enforceable against them in accordance with its terms. Upon the execution and delivery by Shareholder of the Escrow Agreement, Noncompetition Agreement and any other ancillary document required hereunder (collectively, the "Shareholder's Closing Documents"), the Shareholder's Closing Documents will constitute the legal, valid, and binding obligations of Shareholder, enforceable against Shareholder in accordance with their respective terms. The Company and the Shareholder have the absolute and unrestricted right, power, authority, and capacity to execute and deliver this Agreement and the Shareholder's Closing Documents and to perform their respective obligations under this Agreement and the Shareholder's Closing Documents. The Shareholder and the Company have held a Shareholder meeting (or have executed a consent) and all resolutions required by law to approve the Merger have been duly adopted in accordance with Florida law. Except as set forth on Section 3.2 of Shareholder's Disclosure Memorandum, the execution, delivery and performance of this Agreement by the Company and Shareholder and the consummation of the transactions contemplated hereby will not require the consent, approval or authorization of any person or governmental authority, and will not, with or without the giving of notice, the passage of time, or both, violate, conflict with, result in a default, breach or loss of rights under, or result in the creation of any lien, claim or encumbrance pursuant to, any lien, encumbrance, instrument, agreement, or understanding, or any law, regulation, rule, order, judgment or decree, to which Shareholder or the Company are a party or by which they are bound or affected.

         3.3 Financial Statements. The Company has previously caused to be furnished to Parent:

                 (a) the Company's unaudited balance sheet as at December 31, 1996 and the related unaudited statement of income and statement of cash flow for the 12-month period then ended.

                 (b) the Company's unaudited balance sheet as at December 31, 1997 and the related unaudited statement of income and statement of cash flow for the 12-month period then ended (all such balance sheets and related statements referenced to in this Section 3.3 are collectively referred to herein as the "Financial Statements").

         The Financial Statements taken as a whole present fairly the financial position, results of operations, changes in Shareholder's equity, and cash flow of the Company as the respective dates of and for the periods referred to in such Financial Statements, all in accordance with GAAP. During the year ended December 31, 1997, the Company had gross sales of packaged ice products of no less than $750,000.

         Except as and to the extent reflected or reserved against in the Financial Statements or as disclosed by the Company in the Shareholder's Disclosure Memorandum and except for liabilities arising in the ordinary course of business and consistent with past practice since the date of the Company's December 31, 1997 Balance Sheet, the Company has operated the Business in the ordinary course and has incurred no liabilities which would be required to be reflected in accordance with GAAP, on a balance sheet as of the date hereof or disclosed in the notes thereto.

         Since November 30, 1997 there has not been any adverse change in the business, operations, properties, prospects, assets or condition of the Business, and no event has occurred, nor does a circumstance currently exist, that may result in such an adverse change. The Shareholder further warrants and represents that the actual sales made and expenses incurred by the Company during 1997 are accurately and truly reflected on the December 31, 1997 Financial Statements. As of the Closing Date, the total amount of the Company's current liabilities does not exceed the total amount of the Company's current assets.

         3.4     Accounts Receivable.   Except as otherwise indicated in
Section 3.4 of the Seller's Disclosure Memorandum, all accounts receivable of the Company have arisen out of bona fide transactions in the ordinary course of business, and each such account receivable constitutes a valid and binding obligation of the obligor, maker, co-maker, guarantor, endorser or debtor thereof or thereunder and is collectible in full within 60 days.

         3.5 Shareholder Debt. Shareholder warrants that there are no Encumbrances held by Shareholder whatsoever against the Company or the Assets.

         3.6 Business Operations and Condition of Assets. All items comprising the Assets have been continuously used by the Company in connection with the Business and are now in serviceable condition and are sufficient for the continued conduct of the Company's business after the Closing, in substantially the same manner as conducted prior to the Closing, unless expressly disclosed to the contrary by the Company and Shareholder in Section
3.6 of Shareholder's Disclosure Memorandum.

         3.7     Title to Personal Property.  Except as set forth in Section
3.7 of Shareholder's Disclosure Memorandum, the Company has good, legal and marketable title to all of the personal property comprising the Assets, free and clear of Encumbrances.

         3.8 Litigation. Except as set forth on Section 3.8 of Shareholder's Disclosure Memorandum, there is no pending claim, action, suit, proceeding or investigation (judicial, governmental or otherwise), nor any order, decree or judgment in effect, or threatened, against or relating to Shareholder, the Company, the Business, the Assets or the transactions contemplated by this Agreement.

         3.9 Compliance with Laws. Shareholder and the Company have complied with all laws, rules, regulations, ordinances, orders, judgments and decrees relating to the Company, the Shares, the Assets, and the Business.

         3.10    Taxes.

                 (a) Except as set forth in Section 3.10(a) of Shareholder's Disclosure Memorandum, the Company has, within the time and manner prescribed by law, filed all returns, declarations, reports and statements required to be filed by it

(collectively, "Returns") in respect of any Taxes and each such Return has been prepared in compliance in all respects with all applicable laws and regulations and is true and correct in all respects, and the Company has, within the time and in the manner prescribed by applicable law, paid all Taxes that are shown to be due and payable with respect to the periods covered thereby.

                 (b) Except as set forth in Section 3.10(b) of Shareholder's Disclosure Memorandum (i) the Company has not requested or been granted an extension of the time for filing any Return which has not yet been filed; (ii) the Company has not consented to extend to a date later than the date hereof the time in which any Tax may be assessed or collected by any taxing authority; (iii) no deficiency or proposed adjustment which has not been settled or otherwise resolved for any amount of Tax has been proposed, asserted or assessed by any taxing authority against the Company; (iv) there is no action, suit, taxing authority proceeding, or audit now in progress, pending or threatened against or with respect to the Company; (v) no claim has been made by a taxing authority in a jurisdiction where the Company does not file Tax Returns that the Company is subject to Taxes assessed by such jurisdiction; (vi) there are no liens for Taxes (other than for current Taxes not yet due and payable) upon the Assets; (vii) the Company will not be required to include any amount in taxable income or exclude any item of deduction or loss from taxable income for any taxable period (or a portion thereof) ending after the Closing Date as a result of any of the following: (A) a change in method of accounting for a taxable period ending on or prior to the Closing Date, (B) any "closing agreement," as described in Code
         Section 7121 (or any corresponding provision of state, local or foreign income Tax law) entered into on or prior to the Closing Date,
         (C) any sale reported on the installment method where such sale occurred on or prior to the Closing Date, and (D) any prepaid amount received on or prior to the Closing Date; and (viii) the Company does not have any obligation or liability for the payment of Taxes of any other person as a result from any expressed obligation to indemnify another person, or as a result of such Company assuming or succeeding to the Tax liability of any other person as successor, transferee or otherwise.

                 (c) The charges, accruals, and reserves with respect to Taxes on the books of the Company are adequate and are at least equal to the Company's liability for Taxes. There exists no proposed tax assessment against the company except as disclosed in Section 3.10(c) of the Shareholder's Disclosure Memorandum. No consent to the application of Section 341(f)(2) of the Code has been filed with respect to any property or assets held, acquired, or to be acquired by the Company. All Taxes that the Company is or was required to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper governmental body or other Person. The Shareholder is not subject to withholding under
         Section 1445 of the Code with respect to any transaction contemplated hereby. The Company has not been a member of any affiliated group (as defined in Code Section 1504(a)) or consolidated, combined or unitary group for purposes of any other Taxes. None of the property used by the Company is subject to a lease, other than a "true" lease for federal income tax purposes.

                 (d) All Tax Returns filed by (or that include on a consolidated basis) the Company are true, correct, and complete.
         There is no tax sharing agreement that will require any payment by the Company after the date of this Agreement. The Company has had a valid election to be taxed as an S corporation in effect since its inception and through the date of the Merger.

                 (e) There is no plan or intention by the Shareholder to sell, exchange, or otherwise dispose of a number of shares of Parent Stock to be received by them hereunder that would reduce the Shareholder's ownership of Parent Stock to a number of shares having a value, as of the Effective Date, of less than fifty percent (50%) of the value of all of the formerly outstanding Shares as of the Effective Date. For the purposes of this representation, the Shares exchanged for cash or other property, [surrendered by dissenters] or exchanged for cash in lieu of fractional shares of Parent Stock will be treated as outstanding Shares on the Effective Date. The Shares and shares of Parent Stock held by Shareholder and otherwise sold, redeemed, or disposed of prior or subsequent to the Effective Date will be considered in making this representation.

                 (f) The Surviving Corporation will acquire at least ninety percent (90%) of the fair market value of the net assets and at least seventy percent (70%) of the fair market value of the gross assets held by the Company immediately prior to the Merger. For the purposes of this representation amounts paid by the Company to Shareholder who receive cash or other property, the Company's assets used to pay its reorganization expenses, and all redemptions and distributions (except for regular normal dividends) made by the Company immediately preceding the transfer, will be included as assets of the Company held immediately prior to the Merger.

                 (g) The liabilities of the Company assumed by the Surviving Corporation and the liabilities to which the transferred assets of the Company are subject were incurred by the Company in the ordinary course of its business.

                 (h) Parent, the Surviving Corporation, the Company and the Shareholder will pay their respective expenses, if any, incurred in connection with the Merger.

                 (i) There is no intercompany indebtedness existing between Parent and the Company or between the Surviving Corporation and the Company that was issued, acquired, or will be settled at a discount.

                 (j) The Company is not under the jurisdiction of a court in a Title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Code.

                 (k) The fair market value of the assets of the Company transferred to the Surviving Corporation will equal or exceed the sum of the liabilities assumed by the Surviving Corporation, plus the amount of liabilities, if any, to which the transferred assets are subject.

                 (l) The Company is not an investment company as defined in Section 368(a)(2)(F)(iii) and (iv) of the Code.

         3.11 Environmental. The Company has complied in all respects with all laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local, and foreign governments (and all agencies thereof) which have jurisdiction over the Company concerning pollution or protection of the environment, public health and safety, or employee health and safety, including, without limitation, laws relating to occupational safety and health, good manufacturing practices for food products, emissions, discharges, releases, or threatened releases of pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials or wastes into ambient air, surface water, ground water, or lands or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials or wastes, and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against any of them alleging any failure so to comply. Without limiting the generality of the preceding sentence, the Company has obtained and been in compliance with all of the terms and conditions of all permits, licenses, and other authorizations which are required under, and has complied, in all respects, with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules, and timetables which are contained in such laws.

         3.12 Insurance. The Company has continuously maintained insurance covering the Assets and operations of the Company, including without limitation fire, liability, workers' compensation, title and other forms of insurance owned, held by or applicable to the Business. Such insurance policies provide types and amounts of insurance customarily obtained by businesses similar to the Business. The Company has not been refused any insurance with respect to its assets or operations, and its coverage has not been limited, terminated or canceled by any insurance carrier to which it has applied for any such insurance or with which it has carried insurance, during the last three (3) years. Section 3.12 of Shareholder's Disclosure Memorandum lists all claims, which (including related claims which in the aggregate) exceed $5,000 which have been made by the Company or against any policy of the Company in the last three years under any workers' compensation, general liability, property or other insurance policy applicable to Company, any Assets of the Company or the Business. Except as set forth on Section 3.12 of Shareholder's Disclosure Memorandum, there are no pending or threatened claims under any insurance policy. Such claim information includes the following information with respect to each accident, loss, or other event: (a) the identity of the claimant; (b) the nature of the claim; (c) the date of the occurrence; (d) the status as of the report date and (e) the amounts paid or expected to be paid or recovered.

         3.13    Real Property.

                 (a) Section 3.13 of Shareholder's Disclosure Memorandum contains (i) a complete and accurate legal description of each parcel of real property owned by, leased to or used by the Company ("Real Property") and (ii) a complete and accurate list of all current leases, lease amendments, subleases, assignments, licenses and other agreements to which the Real Property is subject (collectively, the "Leases"), together with the name and address of each tenant, the commencement and expiration date of each lease, the monthly rent and additional rent payable under each lease and the date to which such rent has been paid, the amount of any deposits, security or otherwise made under such lease and whether the consent of any party to the lease (or their mortgage) is required to consummate the transactions contemplated hereby. The Company has delivered to Parent and the Surviving Corporation true and complete copies of the Leases.

                 (b) Except as disclosed in Section 3.13 of Shareholder's Disclosure Memorandum (i) each of the Leases is in full force and effect and has not been amended or modified; (ii) neither the Company, nor any other party thereto, is in default thereunder, nor is there any event which with notice or lapse of time, or both, would constitute a default thereunder; (iii) the Company has received no notice that any party to any Lease intends to cancel, terminate or refuse to renew the same or to exercise or decline to exercise any option or other right thereunder; and (iv) no rental under the Leases has been paid more than one month in advance.

                 (c) The Company owns good and marketable title to the Real Property, and the corresponding interest in the leases in which the Company is the landlord. The Company is fully authorized to convey the Real Property pursuant to this Agreement, and, at Closing, the Company shall convey the Real Property to the Surviving Corporation free and clear of all Encumbrances or other restrictions which would materially affect the us for which it is currently held by the Company.

                 (d) There are no pending or threatened condemnation or similar proceedings or assessments affecting the Real Property, lawsuits by adjoining landowners or others, nor is there any belief by the Company or Shareholder that any such lawsuit is contemplated by any person, nor is any condemnation or assessment contemplated by any governmental entity.

                 (e) At the time of Closing the Real Property will not in whole or in part be under lease, other than the Leases described above.

                 (f) The Company has not and will not enter into any written contracts, agreements, or listings, or be a party to any oral understandings or agreements affecting the Real Property or the Lease which may become binding upon Surviving Corporation.

                 (g) Shareholder has complied with all applicable laws, ordinances, regulations, statutes and rules relating to the Real Property or any part thereof.

                 (h) To the best of Shareholder's knowledge, during the period that the Company has owned the Property, there has been no storage, production, transportation, disposal, treatment or release of any solid waste, hazardous waste, toxic substance, or any other pollutants or contaminants (hereinafter collectively referred to as "Pollutants") on or in the Real Property, and the Company has complied with all applicable local, state or federal environmental laws and regulations. There are no underground storage tanks, covered surface impoundments or other sources of environmental Pollutants or contaminants on the Real Property.

                 (i) To the best of Shareholder's knowledge, prior to the Company's acquisition of the Real Property, there was no storage, production, transportation, disposal, treatment or release of any Pollutants on or in the Real Property. There have been no Pollutants on or in the neighboring properties which, through soil or groundwater migration, could have moved to the Real Property. Shareholder shall indemnify, defend, and hold the Surviving Corporation and Parent harmless from any claims, damages, and/or liability of every kind, including all expenses of litigation and attorneys' fees, arising from the Company or Shareholder's breach of the warranties contained herein.

                 (j) The Company shall not and the Shareholder shall cause the Company to not change or make alterations to the Real Property between the date of this Agreement and the Closing. Such prohibited changes shall include, but shall not be limited to, removal or relocation of site improvements, buildings and landscaping.

                 (k) The zoning of each parcel of the Real Property permits the improvements located thereon and the continuation of business presently being conducted thereon. The Real Property is served by utilities and services necessary for the normal and continued operation of the business presently conducted thereon. None of the real property constituting the Real Property or Owned Real Property is subject to any zoning or historical preservation rulings or ordinances that will prohibit the Surviving Corporation from continuing its intended use as an ice manufacturing and/or distribution facility.

         3.14    Personal Property.

                 (a) Section 3.14 of Shareholder's Disclosure Memorandum is a complete and accurate schedule as of the Closing Date describing, and specifying the location of, all inventory, motor vehicles, machinery, fixtures, equipment, furniture, supplies, tools, Intangible Assets, and all other tangible or intangible personal property owned by, in the possession of, or used by the Company ("Personal Property").

                 (b) Each lease, license, rental agreement, contract of sale or other agreement applicable to any Personal Property is listed in Section 3.14 of Shareholder's Disclosure Memorandum and is in full force and effect; neither the Company nor any other party thereto is in default thereunder, nor is there any event which with notice or lapse of time, or both, would constitute a default thereunder. The Company has received no notice that any party to any such lease, license, rental agreement, contract of sale or other agreement intends to cancel, terminate or refuse to renew the same or to exercise or decline to exercise any option or other right thereunder. No Personal Property is subject to any lease, license, contract of sale or other agreement that is adverse to the Business, Assets or financial condition of the Company.

                 (c) The inventory of the Company as reflected by the Financial Statements and as described in Section 3.14 of Shareholder's Disclosure Memorandum consisted and consists of items substantially all of which were and will be of the usual quality and quantity necessary for the normal conduct of the Company and reasonably expected to be usable or salable within a reasonable period of time in the ordinary course of business of the Company, except items of inventory which have been written down to realizable market value or written off completely, and damaged or broken items in an amount which does not affect the value of the inventory as reflected on the Financial Statements. With respect to inventory in the hands of suppliers for which the Company is committed as of the date hereof, such inventory is reasonably expected to be usable in the ordinary course of business of the Company as presently being conducted.

         3.15 Contracts. Section 3.15 of Shareholder's Disclosure Memorandum contains a complete and accurate list of all presently effective contracts, leases and other agreements ("Contracts") to which the Company is a party and which affect or are applicable to the Assets or the Company, true and complete copies (or summaries in the case of oral contracts) of each of which have been delivered to Parent and the Surviving Corporation by the Company, including, without limitation, any:

                 (a) mortgage, security agreement, financing statement or conditional sales agreement or any similar instrument or agreement;

                 (b) agreement, commitment, note, indenture or other instrument relating to the borrowing of money, or the guaranty of any such obligation for the borrowing of money;

                 (c) joint venture or other agreement with any person, firm, corporation or unincorporated association doing business either within or outside the United

         States relating to sharing of present or future commissions, fees or other income or profits;

                 (d) lease, license, rental agreement, contract of sale or other agreement applicable to the Personal Property;

                 (e)      franchise agreement;

                 (f)      warranty;

                 (g)      noncompetition agreement;

                 (h)      broker or distributorship contract; or

                 (i) advertising, marketing and promotional agreement (including, but not limited to, any agreements providing for discounts and/or rebates).

         Except as disclosed in Section 3.15 of Shareholder's Disclosure Memorandum, each of the Contracts is in full force and effect and has not been amended or modified and neither the Company, nor any other party thereto, is in default thereunder, nor is there any event which with notice or lapse of time, or both, would constitute a default thereunder. The Company has received no notice that any party intends to cancel, terminate or refuse to renew any such Contract or to exercise or decline to exercise any option or other right thereunder.

         3.16 Labor Matters. There are no controversies pending or threatened between the Company and any employees of the Company. The Company has complied with all laws relating to the employment of labor, including any provisions thereof relating to wages, hours, collective bargaining, immigration, safety and the payment of withholding and social security and similar taxes, and the Company has no liability for any arrears of wages or taxes or penalties for failure to comply with any of the foregoing.

         3.17 Absence of Sensitive Payments. The Company has not made or maintained (i) any contributions, payments or gifts of its funds or property to any official, employee or agent of any vendor, customer or supplier, or of any governmental entity, where either the payment or the purpose of such contribution, payment or gift was or is illegal under the laws of the United States or any state thereof, or any other jurisdiction (foreign or domestic); or (ii) any contribution, or reimbursement of any political gift or contribution made by any other person, to candidates for public office, whether federal, state, local or foreign, where such contributions by the Company or Shareholder were or would be a violation of applicable law.

         3.18 Employee Benefits. All employee benefit plans including, but not limited to health benefit plans, (whether or not covered by ERISA), deferred compensation or executive compensation plans for employees, directors or independent contractors, and all other employee or independent contractor arrangements or programs that are maintained or contributed to by the Company (collectively, the "Company Plans") have been administered and operated in all material respects in compliance with their terms, ERISA, if applicable, the Code and other applicable law. All Company Plans that are intended to be qualified under Section 401(a) of the Code are so qualified and a current favorable IRS determination letter exists for each such plan and covers the amendments required by the Tax Reform Act of 1986. All funded Company Plans are fully funded according to their terms and applicable law. No prohibited transaction or breach of fiduciary duty under ERISA has been committed by any fiduciary, disqualified person or party in interest of any Company Plan. The Company has no liability, contingent or otherwise, under Title IV of ERISA. The Company has neither a pension plan nor a "401(k)" employee benefit plan.

         3.19 Capital Improvements. Section 3.19 of Shareholder's Disclosure Memorandum describes all of the capital improvements or purchases or other capital expenditures (as determined in accordance with GAAP) which the Company has committed to or contracted for which have not been completed prior to the date hereof and the cost and expense reasonably estimated to complete such work and purchases.

         3.20    No Undisclosed Liabilities.  Except as set forth in Section
3.20 of the Shareholder's Disclosure Memorandum and obligations and liabilities arising under the contracts disclosed in Section 3.15 of the Shareholder's Disclosure Memorandum, the Company has no liabilities or obligations of the type required to be reflected as liabilities on a balance sheet prepared in accordance with GAAP, except for liabilities or obligations reflected or reserved against in the Financial Statements and current liabilities incurred in the ordinary course of business since the respective dates thereof.

         3.21 Complete and Accurate Disclosure. No representation or warranty made to Parent or the Surviving Corporation in this Agreement or in connection with this transaction contains or will contain an untrue statement of a fact, or omits or will omit to state a fact necessary to make such representation or warranty not misleading or necessary to enable Parent and the Surviving Corporation to make a fully informed decision with respect to the Merger of the Company into the Surviving Corporation. All documents and information which have been or will be delivered to Parent and the Surviving Corporation or its representatives by or on behalf of the Company or Shareholder are and will be true, correct and complete copies of the documents they purport to represent.

         3.22 No Adverse Change. There has not been any adverse change in the business, operations, properties, prospects, assets or condition of the Company since December 31, 1996, and no event has occurred or circumstance exists that will, or is reasonably likely to, result in such an adverse change.

                     IV.     REPRESENTATIONS AND WARRANTIES
                    OF THE SURVIVING CORPORATION AND PARENT

         4.1 Corporate Existence; Good Standing; Capitalization. Parent and the Surviving Corporation are corporations duly organized, validly existing, and in good standing under the laws of the State of Texas. All outstanding shares of stock of Parent are validly issued, fully paid and nonassessable.

         4.2 Power and Authority. Parent and the Surviving Corporation have the requisite corporate power and authority, and have been duly authorized, to enter into this Agreement and to perform all of its obligations hereunder.

                 V.   COVENANTS OF THE COMPANY AND SHAREHOLDER

         Shareholder and the Company hereby, jointly and severally, covenant and agree as follows:

         5.1 Conduct of the Business Pending the Closing Date. The Shareholder and the Company hereby agree that, from the date hereof to the Closing Date, they will:

                 (a) maintain the Assets in good repair, order and condition, and make such capital expenditures as necessary to maintain the Business, in accordance with past practices and sound business judgment;

                 (b) maintain insurance upon all of its properties and with respect to the conduct of the Business in such amounts and of such kinds to adequately safeguard and protect the Assets and the Business;

                 (c) not issue or agree to issue any additional shares of common stock or of any other voting security or any rights to acquire any such additional common stock or voting security which would cause a change of control of Shareholder;

                 (d) use its best efforts to comply with all laws and contractual obligations applicable to it and to the conduct of the Business;

                 (e) not (i) mortgage, pledge or, except in the ordinary course of business, subject to any lien, charge, security interest or other encumbrance any of the Assets (whether tangible or intangible),
         (ii) sell, assign, transfer, convey, lease or otherwise dispose of, or agree to sell, assign, transfer, convey, lease or otherwise dispose of, any of the Assets outside the ordinary course of business other than that expressly disclosed in the Shareholder's Disclosure Memorandum;

                 (f) not authorize or consummate any dividends or distributions of assets to its stockholders, any consolidation or merger, purchase of all or substantially all of the assets of any entity, or any other extraordinary corporate transaction other than expressly disclosed in the Shareholder's Disclosure Memorandum;

                 (g) conduct its business in its usual and ordinary manner; and

                 (h) pay all taxes that may be accrued to either party as a result of the consummation of this transaction.

         5.2 Investigation by Parent and the Surviving Corporation. Prior to the Closing Date, the Company shall (i) give Parent and its authorized representatives and advisors access, at reasonable times and on reasonable notice, to all items of Real and Personal Property, books and records, personnel, offices, and other facilities of the Company, (ii) permit Parent or the Surviving Corporation to make such inspections thereof as Parent or the Surviving Corporation may reasonably require, and (iii) cause its employees, and its advisors to furnish to Parent and its authorized representatives and advisors such financial and operating data and other information with respect to the Business prepared in the ordinary course of the Business as Parent or its agent shall from time to time reasonably request.

         5.3 Closing Conditions. Shareholder and the Company will, to the extent within their control, use their best efforts to cause the conditions set forth in Section 8.1 to be satisfied by the Closing Date.

         5.4 Confidentiality. From and after the date hereof, Shareholder will, and will cause the Company and its officers, employees, representatives, consultants and advisors to hold in confidence all confidential information in the possession of the Company, its affiliates or its financial advisor concerning Parent, the Surviving Corporation or the Company. Shareholder and the Company will not release or disclose any such information to any person other than Parent and its authorized representatives. Notwithstanding the foregoing, the confidentiality obligations of this Section shall not apply to information:

                 (a) which the Shareholder or the Company are compelled to disclose by judicial or administrative process, or, in the reasonable opinion of counsel, by other mandatory requirements of law;

                 (b) which can be shown to have been generally available to the public other than as a result of a breach of this Section; or

                 (c) which can be shown to have been provided to the Company or Shareholder by a third party who obtained such information other than as a result of a breach of a confidential relationship.

         5.5 Public Announcement. The Company, Shareholder, the Surviving Corporation and Parent will cooperate in the public announcement of the transactions contemplated by this Agreement, and, other than as may be required by applicable law, no such announcement will be made by either party without the consent of the other party, which consent shall not be unreasonably withheld.

         5.6 No Shopping. From and after the date hereof through the Closing or the termination of this Agreement, whichever is the first to occur, neither the Company nor Shareholder shall (and the Company and Shareholder shall cause their respective affiliates, officers, directors, employees, representatives and agents not to) directly or indirectly, solicit, initiate or participate in discussions or negotiations with, or provide any information to, any corporation, partnership, person or other entity or group (other than Parent or an affiliate or an associate of Parent) concerning, or enter into any agreement providing for, any merger, sale of material assets, sale of stock or similar transactions involving the Company or the Assets.

         5.7 Further Assurances. The Shareholder and the Company will use their best efforts to implement the provisions of this Agreement, and for such purpose the Shareholder or the Company, at the request of Parent or the Surviving Corporation, at or after the Closing Date, will, without further consideration, promptly execute and deliver, or cause to be executed and delivered, to Parent and the Surviving Corporation such deeds, assignments, bills of sale, consents, documents evidencing title and other instruments in addition to those required by this Agreement, in form and substance satisfactory to Parent and the Surviving Corporation, as Parent and the Surviving Corporation may reasonably deem necessary or desirable to implement any provision of this Agreement.

         5.8 Insurance. Shareholder shall cause the Company to continue to maintain insurance through the Closing Date with financially sound and reputable insurers unaffiliated with the Company or Shareholder in such amounts and against such risks as are adequate to protect the Assets and the Business.

         5.9 Investment Letter. At the Closing, Shareholder shall execute and deliver to Parent the investment letter in the form attached hereto as
Exhibit 5.9 ("Investment Letter").

         5.10 Escrow Agreement. At the Closing, Shareholder shall execute and deliver to Parent and the Surviving Corporation the escrow agreement in the form attached hereto as Exhibit 5.10 ("Escrow Agreement").

         5.11 Title Reports. Within ten (10) days after the date hereof, Shareholder, at Shareholder's sole cost and expense, shall provide a title report(s) for all real property owned by the Company ("Owned Real Property") and current reports of searches made of the Uniform Commercial Code Records of the County and State where each parcel of Owned Real Property is located ("Financing Statements") setting forth the state of liens affecting the title to the personal property and real property to be conveyed hereunder. At the Closing, the Owned Real Property shall be subject to no liens, charges, encumbrances, exceptions, or reservations of any kind or character other than those specifically approved by Parent and the Surviving Corporation in writing ("Permitted Exceptions").

         5.12 Noncompetition Agreement. At the Closing, Shareholder will enter into the Noncompetition Agreement attached hereto as Exhibit 5.12.

         5.13 Employment Agreement. At the Closing, Shareholder will enter into the Employment Agreement attached hereto as Exhibit 5.13.

             VI.  COVENANTS OF PARENT AND THE SURVIVING CORPORATION

         6.1 Closing Conditions. Parent and the Surviving Corporation will, to the extent within their control, use reasonable efforts to cause the conditions set forth in Section 8.2 to be satisfied by the Closing Date.

         6.2 Ancillary Agreements. At the Closing, Parent and the Surviving Corporation will enter into the Noncompetition Agreement, the Escrow Agreement, and all other ancillary documents required hereunder.

                 6.3 Confidentiality. From and after the date hereof, Parent and Surviving Corporation will, and will cause its officers, employees, representatives, consultants and advisors to hold in confidence all confidential information in the possession of Parent and Surviving Corporation concerning the Shareholder. Notwithstanding the foregoing, the confidentiality obligations of this Section shall not apply to information:

                 (a) which Parent or the Surviving Corporation are compelled to disclose by judicial or administrative process, or, in the reasonable opinion of counsel, by other mandatory requirements of law;

                 (b) which can be shown to have been generally available to the public other than as a result of a breach of this Section; or

                 (c) which can be shown to have been provided to Parent or the Surviving Corporation by a third party who obtained such information other than as a result of a breach of a confidential relationship.


                               VII.  THE CLOSING

         7.1 The Closing. The consummation of the transactions contemplated by this Agreement ("Closing") shall take place at a mutually agreeable time and date. The date of the closing shall herein be referred to as the "Closing Date." Subject to the provisions of Article X, failure to consummate the transaction set forth in this Agreement on the date and time and place determined by this Section 7.1 will not result in the termination of this Agreement and will not relieve any party of any obligation under this Agreement.

         7.2 Closing Obligations. At the Closing, subject to the terms, covenants and conditions contained herein:

                 (a)      Shareholder will deliver to Parent and the Surviving
         Corporation:

                          (i) certificates representing the Shares, to be surrendered to the Surviving Corporation or Parent;

                          (ii) a certificate executed by Shareholder representing and warranting to Parent and the Surviving Corporation that Shareholder's and the Company's representations and warranties in this Agreement are accurate as of the Closing Date as if made on the Closing Date (giving full effect to any supplements to the initial disclosure of the Shareholder's Disclosure Memorandum which was delivered by Shareholder to Parent and the Surviving Corporation prior to the Closing Date);

                          (iii) an investment letter executed by Shareholder with respect to the Parent's common stock in the form attached hereto as Exhibit 5.9, ("Investment Letter");

                          (iv) an escrow agreement ("Escrow Agreement" in the form attached hereto as Exhibit 5.10);

                          (v)     an opinion of counsel as referred to in
                 Section 8.1(f);

                          (vi) letters of resignation of the officers and directors of the Company;

                          (vii) executed counterparts of all other documents and certificates required to be delivered to Parent and the Surviving Corporation pursuant to this Agreement including, but not limited to the Noncompetition Agreement, satisfactory evidence that all third party creditors of the Company have been satisfied.

                 (b)      Parent and the Surviving Corporation will deliver to
         Shareholder:

                          (i) certificates evidencing the Stock Amount, issued to Shareholder;

                          (ii)    the Cash Amount (less the Estimated
                 Adjustment Amount, and less the amount to be placed in escrow, pursuant to the Escrow Agreement) by bank, cashier's or certified check payable to the order of Shareholder or wire transfer in immediately available funds to an account designated by Shareholder, as may be selected by Shareholder;

                          (iii) a certificate executed by Parent and the Surviving Corporation to the effect that, except as otherwise stated in such certificate, each of Parent and the Surviving Corporation's representations and warranties in this Agreement is accurate in all respects as of the

                 Closing Date as if made on the Closing Date ("Parent and the Surviving Corporation's Certificate"); and

                 (c) The Surviving Corporation and the Company will execute articles of merger and file the same with the Secretaries of State of the State of Texas and the State of Florida.

                 (d) Parent will place $114,372 of the Cash Amount into escrow to be held pursuant to the Escrow Agreement.

                          VIII.  CONDITIONS TO CLOSING

         8.1 Conditions to Obligations of Parent and the Surviving Corporation. The obligations of Parent and the Surviving Corporation to complete the transactions contemplated at the Closing shall be subject to the satisfaction on or prior to the Closing Date of the following conditions:

                 (a) Performance. Each agreement and obligation of Shareholder or the Company to be performed or complied with on or before the Closing Date shall have been duly performed or complied with in all respects and Shareholder shall deliver to Parent and the Surviving Corporation a certificate signed by Shareholder and an officer of the Company to such effect.

                 (b) Representations and Warranties True; No Adverse Change. The representations and warranties of Shareholder and the Company contained herein shall be true and correct, in all respects, on the Closing Date with the same force and effect as though such representations and warranties had been made on the Closing Date, and since the date hereof there shall have occurred no adverse change in the Business, and Shareholder shall deliver to Parent and the Surviving Corporation a certificate signed by Shareholder and an officer of the Company to such effect.

                 (c) No Violation of Statutes, Orders, etc. There shall not be in effect any decree or judgment enjoining Parent and the Surviving Corporation from consummating the transactions contemplated hereby.

                 (d) Third Party Creditors. All third party creditors of the Business will be paid in full, and all Encumbrances against the Stock, Assets and the Business will be paid or discharged.

                 (e) Capital Leases. All Capital Leases shall be paid in full and the personal property subject thereto shall be conveyed to the Company free and clear of Encumbrances.

                 (f) Opinion of Counsel for Shareholder and the Company. Shareholder shall have received the opinion of Treiser, Kobza & Volpe, Chartered, dated as of the Closing Date, in form and substance satisfactory to the Surviving Corporation's and Parent's counsel, subject to reasonable qualifications and exceptions, as set forth on Exhibit 8.1(f).

                 (g) Due Diligence. Parent and the Surviving Corporation shall have completed and be satisfied with their due diligence investigation of the Company and Matanzas Ice Corp.

                 (i) Ancillary Agreements. Shareholder has executed the Noncompetition Agreement, the Employment Agreement, the Escrow Agreement and all other ancillary documents required hereunder.

                 (j) Asset Purchase of Matanzas Ice Corp. The Company shall have acquired certain assets of Matanzas Ice Corp. as contemplated by the letter of intent between the Company and Matanzas Ice Corp. dated January 28, 1998.

         8.2 Conditions to Obligations of the Company and Shareholder. The obligation of the Company and Shareholder to complete the transactions contemplated at the Closing shall be subject to the satisfaction on or prior to the Closing Date of the following conditions:

                 (a) Performance. Each agreement and obligation of Parent and the Surviving Corporation to be performed or complied with on or before the Closing Date shall have been duly performed or complied with in all material respects and Parent and the Surviving Corporation shall deliver to Shareholder a certificate signed by an officer of Parent and the Surviving Corporation to such effect.

                 (b) Representations and Warranties True; No Material Adverse Change. The representations and warranties of Parent and the Surviving Corporation contained herein shall be true and correct on the Closing Date with the same force and effect as though such representations and covenants had been made on the Closing Date, and Parent and the Surviving Corporation shall deliver to Shareholder a certificate signed by an officer of Parent and the Surviving Corporation to such effect.

                 (c) No Violation of Statutes, Orders, etc. There shall not be in effect any decree or judgment enjoining the Company from consummating the transactions contemplated hereby.

                             IX.     IDEMNIFICATION

         9.1 Indemnification of Parent and the Surviving Corporation by the Company and Shareholder. The Company and Shareholder agree to indemnify, defend and hold harmless Parent and the Surviving Corporation and Parent's and the Surviving Corporation's employees, agents, heirs, legal representatives, and assigns from and against any and all claims, suits, losses, expenses (legal, accounting, investigation and otherwise), damages and liabilities, including, without limitation, tax liabilities (hereinafter, collectively "Damages"), arising out of or relating to (i) any inaccuracy of any representation or warranty of the Company or the Shareholder set forth in this Agreement or in any document or certificate furnished or required to be furnished to Parent or the Surviving Corporation or the breach of any covenant made by the Company in or pursuant to this Agreement; or (ii) any claim or cause of action arising with respect to the conduct or condition of the Business or Assets prior to the Closing, whether or not disclosed to Parent or the Surviving Corporation. The obligation of the Shareholder to indemnify Parent and Surviving Corporation shall continue notwithstanding either Parent or Surviving Corporation's knowledge of the inaccuracy of any representation or warranty of the Company or the Shareholder set forth in this Agreement or in any document or certificate furnished or required to be furnished pursuant to this Agreement.

         9.2 Indemnification of the Company and Shareholder by Parent and the Surviving Corporation. Parent and the Surviving Corporation agree to indemnify, defend and hold harmless the Company and Shareholder from and against any and all Damages arising out of or relating to any inaccuracy or any representation or warranty set forth in this Agreement or the breach of any covenant made by Parent or the Surviving Corporation in or pursuant to this Agreement.

         9.3 Claims for Indemnification. Whenever any claim arises for indemnification hereunder, the indemnified party ("Indemnified Party") shall notify the indemnifying party ("Indemnifying Party") in writing by registered or certified mail promptly after the Indemnified Party has actual knowledge of the facts constituting the basis for such claim ("Notice of Claim"). Such notice shall specify all material facts known to the Indemnified Party giving rise to such indemnification right, and to the extent practicable, the amount or an estimate of the amount of the liability arising therefrom. The failure of any Indemnified Party to promptly notify the Indemnifying Party shall not relieve the Indemnifying Party of its obligation to indemnify in respect to such action and shall not relieve the Indemnifying Party of any other liability which they may have to any Indemnified Party unless such failure to notify the Indemnifying Party prejudices the rights of the Indemnifying Party. In addition to all other remedies provided hereunder or by law, Parent and the Surviving Corporation shall have the right to make a claim against the Escrow Amount for any of Parent's or the Surviving Corporation's Damages.

         9.4 Right to Defend. If the facts giving rise to any such claim for indemnification involve any actual or threatened claim or demand by any third party against the Indemnified Party, the Indemnifying Party shall be entitled (without prejudice to the right of the Indemnified Party to participate in the defense of such claim or demand at its expense through counsel of its own choosing) to assume the defense of such claim or demand in the name of the Indemnified Party at the Indemnifying Party's expense and through counsel of its own choosing, which counsel shall be reasonably satisfactory to the Indemnified Party, if it gives written notice to the Indemnified Party within forty-five (45) days after receipt of the Notice of Claim that the Indemnifying Party intends to assume the defense of such claim and acknowledges its liability to indemnify the

Indemnified Party for any losses resulting from such claim; provided, however, that if the Indemnifying Party does not elect to assume the defense of any claim, then (a) the Indemnifying Party shall have the right to participate in the defense of such claim or demand at its expense through counsel of its own choosing, provided the Indemnified Party shall control the defense of such claim, (b) the Indemnified Party may settle any such claim without the consent of the Indemnifying Party, however, the Indemnifying Party may not settle any such claim without the prior written consent of the Indemnified Party; and (c)
Section 9.5 hereof shall be inapplicable. Whether or not the Indemnifying Party does choose to so defend such claim, the parties hereto shall cooperate in the defense thereof and shall furnish such records, information and testimony and attend such conferences, discovery proceedings, hearings, trials and appeals as may be requested in connection therewith. To the extent Parent or the Surviving Corporation is the Indemnified Party for any actual or threatened claim or demand by any third party, Parent and the Surviving Corporation shall have the right to control the prosecution of any counterclaim or right related to such a claim or demand, provided that Parent and the Surviving Corporation agree to reasonably cooperate with the Company or Shareholder with respect to the prosecution of such counterclaim or right.

         9.5 Settlement. Except as provided in Section 9.4, (i) the Indemnified Party shall make no settlement of any claim that would give rise to liability on the part of the Indemnifying Party under an indemnity contained in this Article IX without the written consent of the Indemnifying Party, which consent shall not be unreasonably withheld and (ii) the Indemnifying Party can settle without the consent of the Indemnified Party only if the settlement involves only the payment of money for which the Indemnifying Party will be fully liable. No other settlement of any claim may be made without the consent of both the Indemnified Party and the Indemnifying Party, which consent shall not be unreasonably withheld.

         9.6 Effect of Termination. Without limiting any other rights the parties may have, the parties specifically agree that the covenants contained in this Article will continue to be enforceable following termination of this Agreement.

                               X.     TERMINATION

         10.1 Termination. This Agreement and the transactions contemplated hereby may be terminated at any time prior to the Closing Date by any of the following:

                 (a) Mutual Consent. By mutual written consent of the Shareholder, Company, Parent and the Surviving Corporation;

                 (b) Misrepresentation or Breach. By the Company or Shareholder if there has been a material misrepresentation or a material breach of a warranty or covenant herein or in any agreement required to be delivered pursuant hereto on the part of the Surviving Corporation or Parent;

                 (c) Misrepresentation or Breach. By Parent or the Surviving Corporation, if there has been a misrepresentation or a breach of a warranty or covenant herein or in any agreement required to be delivered pursuant hereto on the part of the Company or Shareholder;

                 (d) Failure of Condition to Parent's and the Surviving Corporation's Obligations. By Parent and the Surviving Corporation, if all of the conditions set forth in Section 8.1 have not been satisfied;

                 (e) Failure of Condition to the Company and Shareholder's Obligations. By the Company or Shareholder, if all of the conditions set forth in Section 8.2 have not been satisfied;

                 (f) Court Order. By the Company and Shareholder or Parent and the Surviving Corporation, if consummation of the transactions contemplated hereby shall violate any non-appealable final order, decree or judgment of any court or governmental body having competent jurisdiction;

                 (g) Adverse Change. By Parent and the Surviving Corporation if any event has occurred after the date hereof which is, or will result in a material adverse change in the prospects, business or condition of the Assets;

                 (h) Due Diligence Inspection. By Parent and the Surviving Corporation if Parent and the Surviving Corporation are not satisfied with their due diligence inspection of the Company, Shareholder and Matanzas Ice Corp.

                 (i) Drop Dead Date. This Agreement shall terminate if it has not been consummated by March 12, 1998.

         10.2 Effect of Termination. If this Agreement is terminated pursuant to Section 10.1(a), all further obligations of the Company, Shareholder and Parent and the Surviving Corporation under this Agreement shall terminate without further liability of the Company, Shareholder, Parent or the Surviving Corporation. If the Company or Shareholder fails to consummate the transactions contemplated on their part to occur on the scheduled Closing Date, in circumstances whereby all conditions of the Closing set forth in Section 8.2 have been satisfied in all material respects or waived, Parent's and the Surviving Corporation's sole remedy shall be to (i) to require Shareholder to consummate and specifically perform the transactions contemplated hereby, in accordance with the terms of this Agreement, and to obtain from Shareholder any attorney fees incurred in connection with procuring such specific performance or (ii) terminate this Agreement and reimbursement of its out-of-pocket expenses incurred directly in connection with the negotiation, preparation and performance of this Agreement. If Parent and the Surviving Corporation fail to consummate the transactions contemplated on its part to occur on the Closing Date, in circumstances whereby all conditions of the Closing set forth in
Section 8.1 have been satisfied in all respects or waived, the Company's and Shareholder's sole remedy shall be to (i) to require Parent and the Surviving Corporation to consummate and specifically perform the transactions contemplated hereby, in accordance with the terms of this Agreement, and to obtain from Parent and the Surviving Corporation any attorney fees incurred in connection with procuring such specific performance or (ii) terminate this Agreement and obtain reimbursement of its out-of-pocket expenses incurred directly in connection with the negotiation, preparation and performance of this Agreement.

         10.3 Right to Proceed. Notwithstanding anything in this Agreement to the contrary, if any condition specified in Section 8.1 or Section 8.2 has not been satisfied, the Company, Shareholder or Parent and the Surviving Corporation, in addition to any other rights which may be available to it, shall have the right to waive any such condition that is for its benefit and to require the other party hereto to proceed with the Closing.

                              XI.     TAX MATTERS

         11.1 Tax Definitions. The following terms, as used herein, have the following meanings:

                 "Code" means the Internal Revenue Code of 1986, as amended.

                 "Federal Tax" means any Tax imposed under Subtitle A of the Code.

                 "Final Determination" shall mean (i) with respect to Federal Taxes, a "determination" as defined in Section 1313(a) of the Code or execution of an Internal Revenue Service Form 870AD and, with respect to Taxes other than Federal Taxes, any final determination of liability in respect of a Tax that, under applicable law, is not subject to further appeal, review or modification through proceedings or otherwise (including the expiration of a statute of limitations or a period for the filing of claims for refunds, amended returns or appeals from adverse determinations) or (ii) the payment of Tax by the Company or Shareholder, whichever are responsible for payment of such Tax under applicable law, with respect to any item disallowed or adjusted by a Taxing Authority, provided that such responsible party determines that no action should be taken to recoup such payment and the other party agrees.

                 "Post-Closing Tax Period" means any Tax period (or portion thereof) beginning after the close of business on the Closing Date.

                 "Pre-Closing Tax Period" means any Tax period (or portion thereof) ending on or before the close of business on the Closing Date.

                 "Tax" means any net income, alternative or add-on minimum tax, gross income, gross receipts (including gross receipts tax in respect of any franchise operation), royalty, sales, use, ad valorem, value added, transfer, franchise, profits, license, withholding on amounts paid to or by the Company, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom duty or other governmental fee, assessment or charge of any kind whatsoever, together with any interest, penalty, addition to tax or additional amount imposed by any governmental authority ("Taxing Authority") responsible for the imposition of any such tax (domestic or foreign).

                 "Tax Indemnification Period" means with respect to any Tax, any Pre-Closing Tax Period of the Company.

         11.2    Covenants.

                 (a) Without the prior written consent of Parent and the Surviving Corporation, Shareholder shall not cause the Company to make or change any tax election, change any annual tax accounting period, adopt or change any method of tax accounting, file any amended Return, enter into any closing agreement, settle any Tax claim or assessment, surrender any right to claim a Tax refund, consent to any extension or waiver of the limitations period applicable to any Tax claim or assessment or take or omit to take any other action, if any such action or omission would have the effect of increasing the Tax liability of the Company, Parent or the Surviving Corporation.

                 (b) All Returns not required to be filed on or before the date hereof (including any applicable extensions) will be filed when due in accordance with all applicable laws.

                 (c) All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees incurred in connection with this Agreement (including any real property transfer Tax and any similar Tax) shall be accrued by the Shareholder and be paid by the Shareholder when due (including any applicable extensions), and the Shareholder will, at the Shareholder's sole expense, file all necessary Tax returns and other documentation with respect to all such Taxes and fees.

         11.3    Cooperation on Tax Matters.

                 (a) Parent, the Surviving Corporation and Shareholder shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the preparation and filing of any Tax return, statement, report or form (including any report required pursuant to Section 6043 of the Code and all Treasury Regulations promulgated thereunder), any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party's request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding. Parent and the Surviving Corporation and Shareholder shall cause the Company to: (i) to retain all books and records with respect to Tax matters pertinent to the Company relating to any Pre-Closing Tax Period, and to abide by all record retention requirements of any Taxing Authority or any record retention agreements entered into with any Taxing Authority, and (ii) to give Shareholder reasonable written notice prior to destroying or discarding any such books and records and, if Shareholder so requests, Parent and the Surviving Corporation shall allow Shareholder to take possession of such books and records.

                 (b) Parent and the Surviving Corporation and Shareholder further agree, upon request, to use all reasonable efforts to obtain any certificate or other document from any governmental authority or any other person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

         11.4 Tax Indemnification. The Company and Shareholder hereby jointly and severally indemnify Parent and the Surviving Corporation against, and agree to hold Parent and the Surviving Corporation harmless from, any loss, liability or expense attributable to (i) any Tax with respect to income (including, to the extent based on income, state franchise Taxes), transfer Tax, employment or withholding Tax related to employee tips income (actual and allocated) and related reporting requirements, and gross receipts or royalty Tax in respect of any franchise operation and any other Tax of the Company related to the Tax Indemnification Period, (ii) any Tax resulting from a breach of the provisions of Sections 3.9 and 11.2, and (iii) any liabilities, costs, expenses (including, without limitation, reasonable expenses of investigation and attorneys' fees and expenses), losses, damages, assessments, settlements or judgments arising out of or incident to the imposition, assessment or assertion of any Tax described in (i) or (ii), including those incurred in the contest in good faith in appropriate proceedings relating to the imposition, assessment or assertion of any such Tax, and any liability as transferee or successor (the sum of (i), (ii), and (iii) being referred to herein as a "Loss"). Parent and the Surviving Corporation shall give Shareholder ten days notice of any claim of Loss, and Shareholder shall have the opportunity to defend Parent and the Surviving Corporation in accordance with Section 9.4 hereof.

         11.5 Acquisition Price Adjustment. Any amount paid by the Company, Parent, the Surviving Corporation or Shareholder under Section 11.4 will be treated as an adjustment to the Acquisition Price for all Tax purposes unless a Final Determination causes any such amount not to constitute an adjustment to the relevant purchase price. In the event of such a Final Determination, Parent and the Surviving Corporation or Shareholder, as the case may be, shall pay an amount that reflects the hypothetical Tax consequences of the receipt or accrual of such payment, using the maximum statutory rate (or rates, in the case of an item that affects more than one Tax) applicable to the recipient of such payment for the relevant year, reflecting, for example, the effect of deductions available for interest paid or accrued and for Taxes such as state and local income Taxes. Any payment required to be made by Parent and the Surviving Corporation or Shareholder under Section 11.4 that is not made when due shall bear interest at the rate per annum determined, from time to time, under the provision of Section 6621(a)(2) of the Code for each day until paid.

         11.6 Survival. The provisions of this Article XI with respect to income (including to the extent based on income, state franchise Taxes), transfer Taxes, employment or withholding Taxes and related reporting requirements, shall survive for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof). The provisions of this Article XI shall survive the Closing for the applicable period of limitations notwithstanding any knowledge that Parent or the Surviving Corporation may have acquired to the contrary thereof.

                             XII.     MISCELLANEOUS

         12.1 Expenses. Legal, accounting and other costs and expenses incurred in connection with this transaction shall be paid by the party incurring such expenses.

         12.2 Survival of Representations and Warranties. All representations and warranties contained in or made in connection with this Agreement shall survive the Closing notwithstanding any knowledge that Parent or the Surviving Corporation may have acquired to the contrary thereof.

         12.3 Inurement; Assignment. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors, legal representatives and, if properly assigned, assigns. This Agreement may not be assigned by any party without the written consent of the other parties hereto.

         12.4 Entire Agreement; Amendment. This Agreement, the schedules and exhibits hereto, and the related agreements referred to herein embody the entire agreement of the parties hereto, and supersede all prior agreements and understandings, with respect to the subject matter hereof.

         12.5 Severability. Any provision of this Agreement which is invalid, unenforceable or illegal in any jurisdiction shall, as to such jurisdiction, be ineffective only to the extent of such invalidity, unenforceability or illegality without affecting the remaining provisions hereof and without affecting the validity, enforceability or legality of such provision in any other jurisdiction.

         12.6 Incorporation of Exhibits and Schedules. All exhibits and schedules referenced in this Agreement, and any statements contained therein or in any certificate or instrument delivered pursuant hereto, constitute an integral part of this Agreement and shall be deemed made in this Agreement as if set forth in full herein.

         12.7 Captions and Headings; Use of Term "Person". Captions and headings used herein are for convenience only, do not constitute a part of this Agreement, and shall not be considered in construing this Agreement. Unless the context otherwise requires, all article, section or subsection cross-references are to articles, sections and subsections within this Agreement. As used herein, the term "person" shall mean any corporation, limited liability company, partnership, venture, proprietorship, trust, benefit plan or other entity or enterprise.

         12.8 Governing Law; Venue. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF FLORIDA.

         12.9 Notices. All notices of requests, demands or other communications required or to be given hereunder shall be delivered by hand, overnight courier, facsimile transmission, or by United States Mail, postage prepaid, by registered or certified mail (return receipt requested), to the addressed indicated below and shall be deemed given when received by the addressee thereof:

         to the Company             Jim Albert
         and Shareholder:           1901 J&C Blvd.
                                    Naples, Florida 34109

         with a copy to:            Thomas A. Collins II
                                    Treiser, Kobza & Volpe, Chartered
                                    The Northern Trust Building
                                    4001 Tamiami Trail North, Suite 330
                                    Naples, Florida 34103

         to Parent and the
         Surviving Corporation:     Packaged Ice, Inc.
                                    8572 Katy Freeway, Suite 101
                                    Houston, Texas 77024
                                    Attn:  A.J. Lewis, III, President

         with a copy to:            Alan Schoenbaum
                                    Akin, Gump, Strauss, Hauer & Feld, L.L.P.
                                    300 Convent St., Suite 1500
                                    San Antonio, Texas 78205
or such other address or addresses as may be expressly designated by either party by notice given in accordance with the foregoing provision.

         12.10 Agents or Brokers. The Company and Shareholder and Parent and the Surviving Corporation mutually represent and agree with each other that no agents or brokers have been utilized in the solicitation or negotiation of the sale of the Business and no fees, commissions or expenses of any type shall be due or payable out of the proceeds of the Acquisition Price by either party to this Agreement.

         12.11 Arbitration. Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, including without limitation any alleged violations of securities laws, shall be settled by binding arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association in Collier County, Florida and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof, and shall not be appealable. Judicial proceedings may be commenced only to enforce this arbitration agreement or to enforce the results of arbitration; provided that such prohibition shall not apply in the event that a court ordered injunction is an appropriate remedy for a breach of this Agreement.

         12.12 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which shall constitute the same instrument.



                            [SIGNATURE PAGE FOLLOWS]

       [J.P. ALBERT ICE CO. AGREEMENT AND PLAN OF MERGER SIGNATURE PAGE]

Executed on the date first written above.

PACKAGED ICE, INC.

By:
   ---------------------------------
         Print Name:
                    ----------------
         Print Title:
                     ---------------


PACKAGED ICE SOUTHEAST, INC.

By:
   ---------------------------------
         Print Name:
                    ----------------
         Print Title:
                     ---------------


J.P. ALBERT ICE CO.

By:
   ---------------------------------
      James P. Albert, President





------------------------------------
James P. Albert

                         LIST OF SCHEDULES AND EXHIBITS

Exhibit A        Assets of the Company

Exhibit B        Assets subject to Capital Leases

Exhibit 5.9      Investment Letter

Exhibit 5.10     Escrow Agreement

Exhibit 5.12     Noncompetition Agreement

Exhibit 5.13     Employment Agreement

Exhibit 8.1(f)   Opinion of Counsel

Shareholder's Disclosure Memorandum